Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292924

PROSPECTUS

ADM ENDEAVORS, INC.

29,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of common stock of ADM Endeavors, Inc. (“ADM” or the “Company”), which will consist of up to 29,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”), pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated December 19, 2025, by and between GHS and the Company. If issued presently, the 29,000,000 shares of common stock registered for resale by GHS would represent 15.5% of our issued and outstanding shares of common stock as of January 20, 2026.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the ten (10) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on the OTC Link ATS (alternative trading system) (“OTC Markets”) under the symbol “ADMQ”. On January 20, 2026, the last reported sale price for our common stock was $0.04 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is quoted for trading on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2026.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “ADM Endeavors,” the “Company,” “we,” “us,” and “our” refer to ADM Endeavors, Inc., a Nevada corporation.

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Corporate Background

On January 4, 2001, the Company was incorporated in North Dakota as “ADM Enterprises, Inc.” On May 9, 2006, the Company changed its name to “ADM Endeavors, Inc.” and its domicile to the State of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”) in exchange for 10,000,000 newly issued shares of Company common stock. As a result, ADM Enterprises became a wholly owned subsidiary of the Company. ADM then provided installation services to grocery décor and design companies primarily in North Dakota.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“Just Right Products”), a Texas corporation, from its sole shareholder, Marc Johnson, through a share exchange transaction whereby the Company acquired 100% of Just Right Products and issued 2,000,000 shares of Series A Convertible Preferred stock (“Series A Preferred Stock”) to the shareholder of Just Rights Products, Mr. Johnson. Each share of the Series A Preferred Stock is convertible into 10 shares of Company common stock, and each share has 100 votes on a fully diluted basis. The preferred shares represented the majority of the Company’s voting shares and constituted a change of voting control of the Company, with the transaction accounted for as a reverse acquisition. As a result of the transaction, Just Right Products became a wholly owned subsidiary of the Company.

Since that time, the Company has exclusively focused on its Just Right Products operations. Just Right Products is a diverse vertical integrated business, which consists of a retail sales division, screen print promotions, embroidery production, digital production, import wholesale sourcing, and uniforms.

Where You Can Find Us

Our corporate headquarters is located at 5941 Posey Lane, Haltom City, TX 76117. Our telephone number is (817) 840-6271.

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Summary of the Offering

Shares currently outstanding:	158,520,409

Shares being offered:	29,000,000

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital.

OTC Markets Symbol:	ADMQ

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

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RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Risks Related to Our Business and Industry

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We have a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our maintain or increase our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar floor safety products, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee continued sales of our products.

Our business is focused on providing promotional and other personal products to its customers. We cannot provide any assurance that our products continue to sell at rates they have historically. Our products and services may become less attractive compared to competing products, and in that scenario, our business would be harmed.

We may be unable to effectively implement our business model and expand.

Our business model and growth and marketing strategy is predicated on our ability to introduce our competitive products to the market. We cannot assure that we will be able to execute our business plan, introducing our products into new markets, that customers will embrace our products compared to competing products already well established in those markets or new competitors in those markets, that any of the target markets will adopt our products, or that prospective customers will agree to pay the prices for our products in those new markets we will charge. In the event prospective customers resist purchasing or reduce purchases of our products, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

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We may incur significant debt to finance our operations.

There is no assurance that we will not incur debt in the future, that it will have sufficient funds to repay our indebtedness, or that we will not default on our debt, jeopardizing its business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business.

We are dependent on the performance of certain personnel.

Our success depends substantially on the performance of our CEO and key employee, Marc Johnson. Given our relatively early stage of development, we are also dependent on our ability to retain and motivate high quality personnel. Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our products. While Mr. Johnson is currently devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of our key employees or our inability to hire and retain other qualified employees, including but not limited to manufacturing staff, sales staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

We have not established consistent methods for determining the consideration paid to management.

The consideration being paid by us to our CEO, Mr. Johnson, has not been determined based on arm’s length negotiation. While management believes that Mr. Johnson’s current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of his services. Additionally, in the future, we may grant equity awards to our executive officers, including stock grants and stock option grants, which may further dilute shareholders’ ownership of the Company.

There is no guarantee that we will pay dividends to its shareholders.

We do not anticipate declaring and paying dividends to our shareholders in the near future. We currently intend to apply net earnings, if any, in the foreseeable future to increasing our capital base, sales and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase our shares. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

Our Chief Executive Officer holds a majority of our voting stock, such that he controls us.

As of January 20, 2026, our CEO, Mr. Johnson, owns approximately 38.7% of our outstanding common stock, and 100% of our 2,000,000 shares of outstanding preferred stock, which preferred stock entitles Mr. Johnson to 200,000,000 votes on matters submitted to a vote of our shareholders. By virtue of such stock ownership, Mr. Johnson is able to control the election of the members of our Board of Directors and to generally exercise control over our affairs. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to us.

Management cannot guarantee that its relationship with us does not create conflicts of interest.

The relationship of our management (our CEO, Mr. Johnson) to us could create conflicts of interest. While management has a fiduciary duty to us, it also determines its compensation from us. Management’s compensation by us has not been determined pursuant to arm’s-length negotiation.

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We may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of our business. We maintain comprehensive liability and property insurance at customary levels. However, should uninsured losses occur, our business would be harmed.

We may be subject to liabilities that are not readily identifiable at this time.

We may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others. Litigation can cause the Company to incur substantial expenses, and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

Unanticipated costs may force the Company to obtain additional capital or financing from other sources or may cause shareholders to lose their entire investment in the Company if the Company is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable Nevada law and the bylaws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers, who could make decisions different from those a particular shareholder would make.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it. If the Company’s available capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

The Company’s bylaws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully grow production and sales, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

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Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Marc Johnson, our CEO and director, has limited experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

We may become involved in intellectual property disputes, which may disrupt our business and require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement, which, if successful, could disrupt our business, cause us to pay significant damage awards or require us to pay licensing fees. We may also be required to pay penalties, judgments, royalties or significant settlement costs. If we fail or are unable to develop non-infringing technology our business could suffer.

Risks Relating to Our Common Stock

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock, par value $0.001 per share, of which 158,520,409 shares are issued and outstanding as of January 20, 2026. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and
●	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and
●	Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is a limited market for our securities. There is no guarantee that an active trading market will develop in our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

Although are common stock is quoted for trading on the OTC Markets, trading in our common stock has historically been very thin, and the trading prices of our common stock have been relatively volatile as a result. There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. Accordingly, investors may have a difficult time selling their shares.

Our common stock is quoted for trading on OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted for trading on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ or another securities exchange. The trading volume of our common stock may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result, the quoted price for our common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a national securities exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a securities exchange like the NASDAQ or the NYSE. Accordingly, our shareholders may have difficulty reselling any of their shares.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

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We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Because our CEO, Mr. Johnson, owns a majority of our outstanding voting stock, and he is the sole member of our Board of Directors, he could authorize the Company to issue additional shares of preferred stock or determine the relative rights and preferences of existing or new classes of preferred stock without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate our initial business combination, require substantial financial and management resources, and increase the time and costs of completing an initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We have identified material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

We have concluded that our internal control over financial reporting was ineffective as of December 31, 2024, and as of December 31, 2023, because material weaknesses existed in our internal control over financial reporting. If we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations FINRA, the SEC or other regulatory authorities. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our business and our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

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We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses in our internal control over financial reporting or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon the common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount to, or eighty percent (80%) of, the lowest trading price during the ten (10) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On January 20, 2026, the lowest traded price of the Company’s common stock during the prior ten (10) consecutive trading day period was $0.037. At that price, we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.03. At that discounted price, the 29,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of approximately $858,000, which is substantially less than the maximum amount of common stock that may be sold to GHS under the Financing Agreement, which maximum amount is $20,000,000. There is no guarantee that we will receive any minimum amount of proceeds under the Financing Agreement.

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Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in good faith, deem to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 29,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 15.5% of our issued and outstanding shares of common stock as of January 20, 2026.

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We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 158,520,409 shares of our common stock outstanding as of January 20, 2026.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Common Stock Being Offered		# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	1,156,738(4)	29,000,000	(5)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.
(2)	Because the selling stockholders may offer and sell all or only some portion of the 29,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.
(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS, and therefore he may be deemed to be the beneficial owner of shares held in the name of GHS.
(4)	Consists of 1,156,738 shares of common stock that were issued to GHS upon entering into the Financing Agreement on or about December 23, 2025, as a commitment fee immediately due to GHS under the Financing Agreement.
(5)	Consists of up to 29,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

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THE OFFERING

On December 19, 2025, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $20,000,000 worth of our common stock over the period ending twenty-four (24) months after the date of the Financing Agreement (December 19, 2027). The $20,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same as it was as of January 20, 2026, we will not be able to place put(s) for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding January 20, 2026, of $0.037, the registration statement covers the offer and possible sale of a maximum of 29,000,000 for gross proceeds of only approximately $858,000.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 4.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;

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●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

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DESCRIPTION OF SECURITIES

General

We are authorized to issue 800,000,000 shares of common stock, par value $0.001, of which 158,520,409 shares are issued and outstanding as of January 20, 2026, and 80,000,000 shares of preferred stock, par value $0.001, 80,000,000 of which have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 2,000,000 of which shares of Series A Preferred Stock are issued and outstanding as of January 20, 2026. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Share of Series A Preferred Stock have the following preferential rights: (i) the voting power equal to 100 common shares per each share of preferred stock, and (i) each share of Series A Preferred Stock is convertible into 10 common shares at any time by the holder.

There is no provision in our Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of our Company.

The transfer agent for our common stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada Corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board of Directors. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our company.

Penny Stock Considerations

Our shares will be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

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In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of and for the year ended December 31, 2024, have been included herein in reliance on the report of HTL International, LLC, an independent registered public accounting firm and the report is given on the authority of that firm as experts in auditing and accounting. The financial statements of the Company as of and for the year ended December 31, 2023, have been included herein in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm and the report is given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 14th Floor, 175 S. Main Street, Suite 1410, Salt Lake City, Utah, 84111.

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INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

The Company

On January 4, 2001, ADM Endeavors, Inc. (“ADM Endeavors,” or the “Company,” “we,” “us,” or “our”) was incorporated in North Dakota as “ADM Enterprises, Inc.” On May 9, 2006, the Company changed its name to “ADM Endeavors, Inc.” and its domicile to the State of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”) in exchange for 10,000,000 newly issued shares of Company common stock. As a result, ADM Enterprises became a wholly owned subsidiary of the Company. ADM then provided installation services to grocery décor and design companies primarily in North Dakota.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“Just Right Products”), a Texas corporation, from its sole shareholder, Marc Johnson, through a share exchange transaction whereby the Company acquired 100% of Just Right Products and issued 2,000,000 shares of Series A Convertible Preferred stock (“Series A Preferred Stock”) to the shareholder of Just Rights Products. Each share of the Series A Preferred Stock is convertible into 10 shares of Company common stock and each share has 100 votes on a fully diluted basis. The preferred shares represented 61% of the Company’s voting shares and constituted a change of voting control of the Company, with the transaction accounted for as a reverse acquisition. As a result of the transaction, Just Right Products became a wholly owned subsidiary of the Company, and since that time, the Company has exclusively focused on its Just Right Productions operations.

On April 27, 2023, the Company entered into an Asset Purchase Agreement with Innovative Impressions, Inc., a Texas corporation, pursuant to which the Company acquired additional embroidery equipment, inventory, and related assets.

Current Business Operations

Since 2010, Just Right Products has operated a diverse vertical integrated business, which consists of a retail sales division, screen print promotions, embroidery production, digital production, import wholesale sourcing, and uniforms. All of these divisions are promoted and supported by SEO (Search Engine Optimization)/Web in-house department.

The Retail Sales Division focuses on any product with a logo. It sells a very wide range of products from business cards to coffee cups. Its motto is “We sell anything with a logo.” Just Right Products’ salespeople excel at sales because they are selling the items people like to buy. Our sales consist of sales made by in-house hourly employees and commissioned-based employees. In-house accounts are more profitable for Just Right Products than commissioned sales. Based on profitability reasons, Just Right Products has focused its resources on SEO and Website to develop more in-house customers. COVID forced us to look at our customer base, and as a result, we added a government specific division headed by Bruce Boyce. This segment has seen significant growth. We currently have under contract Dallas County, Tarrant County, Johnson County and 12 cities. These contacts are employee uniforms and some promotional items.

The Screen Printing Department utilizes its five screen printing machines to print garments and other fabric items. The department can produce over 8,000 units per day. There are two types of orders, as follows: 1) Retail – where printing is done on purchased products, and 2) Contract printing – performed on wholesale customer provided products. Retail sales printing is more profitable whereas contract printing is less profitable but is beneficial at maximizing production capacity. Just Right Products is currently operating at approximately 60% of capacity with its current equipment therefore, growth without additional equipment is feasible.

The Embroidery department has 51 heads of embroidery capacity. It is the same type of production as screen printing, as stated above, in regard to retail and contract embroidery. The Embroidery Department is operating at approximately 40% of capacity with its current equipment therefore, growth without additional equipment is feasible.

The Digital Department also operates in the same manner as Screen Printing and Embroidery and is operating at approximately 50% of capacity based on its current equipment with significant growth potential.

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All production departments have more equipment exceeding the workload of the employees’ potential. This gives Just Right Products the ability for expansion in revenue with the hiring of additional employees, and/or having the luxury of having backup equipment eliminating down time and the ability to handle large jobs with the help of part-time employees. The additional equipment is also part of an expansion plan.

The Import Department sources products for retail and wholesale customers. We shifted some import operations from China to Pakistan. We also have fluent Arabic, Spanish, and Hindi speakers. We are also looking at India as a possible source to replace China sourced products. The Import Division is a significant asset as it allows the Company to meet customers’ demands with flexible delivery times.

The Uniform Division sells uniforms to businesses, schools and municipalities. Our advantages over our competition are in-house production and international sourcing and the ability to process the seasonal demands of the uniform business. This division is able to draw labor from other departments during peak demands thereby reducing the labor expense traditionally required to facilitate this type of seasonal business.

Our company currently outsources signs and banners. We hope to acquire a sign shop allowing us to bring production in house and increase margins and customer base.

In 2025, we completed construction of our new corporate headquarters, which is a 100,000 square foot facility located at 1800 E. Loop 820, Ft. Worth, Texas. We have started moving inventory and equipment to the new facility, and we hope to start operating out of the new facility by the end of the first quarter of 2026.

Our new facility should allow us to add a fulfilment center that will enhance service to existing customers and attract larger customers that require fulfillment. We should also be able to enhance our current online retail store and have the ability to increase our inventory capacity for existing programs.

The Company believes the SEO/Web department is one of the keys to future growth. The Company has seen that customers tend to go online as their first source when our products are needed. Due to this trend, the Company is focusing approximately 80% of its advertising budget to maintain and grow the Company’s online presence.

The school uniform industry is undergoing a great deal of uncertainty due to tariffs and related international trade policies. As a result, many of the major vendors in the school uniform distribution business have or are in the process of shutting down their school uniform business. The majority of uniforms we usually purchase from these vendors are now being discounted between 50-70% off the prices we usually pay. We have been diligent in capitalizing on all discounts and savings when available. While we have been able to purchase in advance a great deal of inventory, we also have sourced our own school uniforms, allowing us to produce our own branded school uniforms moving forward.

Competition

According to Promotional Products Association International (“PPAI”), in the past five years the United States promotional products industry expanded greatly, with annual revenues of over $23 billion and growth of over 3% per year, the industry employs over 250,000 people in over 26,000 businesses. Similar to other advertising industries over the period, the growing economy fostered healthy consumer spending, so businesses respond by increasing expenditures on advertisements to capture the attention of shoppers and downstream clients. In addition, an increase in the total number of US businesses added to the industry’s potential pool of clientele, as new companies often use promotional products to endorse their business, product or service. Over the next five years, we anticipate continued growth in corporate profit and total advertising expenditure will boost industry demand, compelling companies to spend more on promotional products.

Every single consumer for every single product is a potential recipient of branded promotional products. Countless thousands of promotional products have a far greater reaching impact than most people might think, considering the following facts: (source: PPAI)

●	83% of customers say they enjoy receiving a promotional product with an advertising message;
●	After receiving a promotional product, 85% of customers say they do business with the company;

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●	58% of customers keep a promotional product for up to four years;
●	89% of customers can recall the advertiser on a promotional product they received in the past two years; and
●	A promotional product increases the effectiveness of other media by 44%.

Compliance with Government Regulation

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

Environmental Regulations

We do not believe that we are or will become subject to any environmental laws or regulations of the United States. While our products and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our products or potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

The Company claims no ownership of any patent or trademark, nor is it bound by any outstanding royalty agreements related thereto.

Employees

We currently have 36 full-time employees, and 3 part-time employees. We plan to hire additional employees as needed as the Company grows.

Legal Proceedings

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is currently quoted for trading on the OTC Link ATS (alternative trading system) operated by OTC Markets Group, Inc. (the “OTC Markets”) under the symbol “ADMQ.” As of January 20, 2026, the closing price of our common stock was $0.04 per share. As of January 20, 2026, there were 53 holders of record of our common stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve known and unknown risks, significant uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, or implied, by those forward-looking statements. You can identify forward-looking statements by the use of the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, intends, potential, proposed, or continue or the negative of those terms. These statements are only predictions. In evaluating these statements, you should consider various factors which may cause our actual results to differ materially from any forward-looking statements. Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Overview

On January 4, 2001, ADM Endeavors, Inc. (“ADM Endeavors,” “ADM,” “we,” “us,” “our” or the “Company”) was incorporated in North Dakota as “ADM Enterprises, Inc.” On May 9, 2006, the Company changed its name to “ADM Endeavors, Inc.” and its domicile to the State of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”) in exchange for 10,000,000 newly issued shares of Company common stock. As a result, ADM Enterprises became a wholly owned subsidiary of the Company. ADM then provided installation services to grocery décor and design companies primarily in North Dakota.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“Just Right Products”), a Texas corporation, from its sole shareholder, Marc Johnson, through a share exchange transaction whereby the Company acquired 100% of Just Right Products and issued 2,000,000 shares of Series A Convertible Preferred stock (“Series A Preferred Stock”) to the shareholder of Just Rights Products. Each share of the Series A Preferred Stock is convertible into 10 shares of Company common stock and each share has 100 votes on a fully diluted basis. The preferred shares represented 61% of the Company’s voting shares and constituted a change of voting control of the Company, with the transaction accounted for as a reverse acquisition. As a result of the transaction, Just Right Products became a wholly owned subsidiary of the Company.

Since that time, the Company has exclusively focused on its Just Right Productions operations, which includes a diverse vertical integrated business consisting of a retail sales division, screen print promotions, embroidery production, digital production, import wholesale sourcing, and uniforms.

The school uniform industry is undergoing a great deal of uncertainty due to tariff factors. As a result, many of the major vendors in the school uniform distribution business have or are in the process of shutting down their school uniform business. The majority of uniforms we usually purchase from these vendors are now being discounted between 50-70% off the prices we usually pay. We have been diligent in capitalizing on all discounts and savings when available. While we have been able to purchase in advance a great deal of inventory, we also have sourced our own school uniforms, allowing us to produce our own branded school uniforms moving forward.

For the Three Months Ended September 30, 2025, and 2024

Revenues

Our revenue was $2,205,225 for the three months ended September 30, 2025, compared to $2,166,235 for the three months ended September 30, 2024, resulting in an increase of $38,990, or 1.8%, between the periods. The increase was primarily due to a 13% increase in Q3 promotional sales revenue.

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Operating Expenses

Direct costs of revenues were $1,616,201 and $1,600,925 for the three months ended September 30, 2025, and 2024, respectively, resulting in a increase of $15,276, or 1%, between the periods. Direct costs remained steady and did not change with our sales because we project needing our current staff levels as we transition into our newly completed 100,000 square foot manufacturing facility. The gross margin increased from 26% during the three months ended September 30, 2024, to 27% during the three months ended September 30, 2025.

General and administrative expenses were $371,344 for the three months ended September 30, 2025, compared to $393,890 for the same period in 2024, resulting in a decrease of $22,546, or 6%, between the periods. General and administrative expenses were slightly down due recognized efficiencies in our school uniform operations.

Marketing and selling expenses were $12,114 for the three months ended September 30, 2025, compared to $9,977 for the same period in 2024. The increase in marketing and selling expenses was directly tied to our continued investment in our online visibility and web assets.

Other income was $10,410 for the three months ended September 30, 2025, compared to other expense of $431 for the same period in 2024. The change in 2025 other expense was primarily due to a gain on sale of property of $63,195 which was offset by a loss on change in fair value of derivative liabilities of $51,825.

Net income was $215,976 for the three months ended September 30, 2025, compared to net income of $125,809 for the three months ended September 30, 2024, for the reasons stated above.

For the Nine Months Ended September 30, 2025, and 2024

Revenues

Our revenue was $4,305,588 for the nine months ended September 30, 2025, compared to $4,444,973 for the nine months ended September 30, 2024, resulting in a decrease of $42,768, or 3%, between the periods. The decrease was primarily due to the fact that existing customers purchased less in the first and second quarter most likely due to the heightened economic uncertainty in the first half of the year centered around tariff uncertainty.

Operating Expenses

Direct costs of revenues were $3,139,999 and $3,122,367 for the nine months ended September 30, 2025, and 2024, respectively, resulting in an increase of $17,632, or 0.56%, between the periods. The increase in direct costs was a direct result of higher costs of goods due to tariffs for the most recent nine months September 30, 2025 as compared to the comparative period during the prior year. The gross margin increased from 30% during the nine months ended September 30, 2024, to 27% during the nine months ended September 30, 2025.

General and administrative expenses were $1,142,253 for the nine months ended September 30, 2025, compared to $1,191,459 for the same period in 2024, resulting in a decrease of $49,206, or 4%, between the periods. The decrease was due to lower sales and the fact no changes were made in our administration staff.

Marketing and selling expenses were $29,253 for the nine months ended September 30, 2025, compared to $27,303 for the same period in 2024. This is in line with our budget.

Other income was $256,238 for the nine months ended September 30, 2025, compared to other expense of $20,267 for the same period in 2024. The change was primarily due to $264,514 net proceeds from an insurance loss claim at our new building under construction and a gain on sale of property of $63,195 which were offset by a loss on change in fair value of derivative liabilities of $65,508.

Net income was $250,321 for the nine months ended September 30, 2025, compared to net loss of $48,374 for the nine months ended September 30, 2024, for the reasons stated above.

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Liquidity and Capital Resources

We had cash used in operations of $5,730 for the nine months ended September 30, 2025, compared to cash provided by operations of $559,125 for the nine months ended September 30, 2024. The decrease in positive cash flow from operating activities for the nine months ended September 30, 2025, was primarily attributable to a gain on insurance claim, gain on sale of property and changes to operating assets and liabilities.

We had cash used in investing activities of $2,444,946 for the nine months ended September 30, 2025, and $1,729,585 for the nine months ended September 30, 2024. The change in cash flow from investing activities for the nine months ended September 30, 2025, was mainly attributable to an increase in the purchase of property and equipment.

We had cash provided by financing activities of $2,409,858 for the nine months ended September 30, 2025, compared to cash provided by financing activities of $1,618,201 for the same period in 2024. Cash used in financing activities consisted of proceeds from notes payable offset by repayments on notes payable.

We will likely have to raise funds to pay for growth and acquisitions. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

For the Years Ended December 31, 2024, and 2023

Revenue

For the year ended December 31, 2024, the Company had revenues of $5,760,459 compared to $5,188,930 for the same period in 2023 from continuing operations. The increase in revenue of $571,529, or 11%, is primarily due to is primarily due to the growth in our government entity segment.

Cost of Revenues

The cost of revenues for the year ended December 31, 2024 was $3,774,571 compared to $3,682,308 for the same period in 2023. Cost of revenues for 2024 was 65% of revenue compared to 71% of revenue for 2023. The primary cause of the increase as a percentage of revenue was a direct result of increased 2024 sales.

Operating Expenses

The general and administrative expenses were $1,587,028 for the year ended December 31, 2024 compared to $1,377,703 for the same period in 2023. The increase in 2023 in general and administrative expenses was approximately 15.2% primarily due to due to increased 2024 sales revenue.

The marketing and selling expenses were $37,208 for the year ended December 31, 2024 compared to $37,035 for the same period in 2023.

Net Income

The net income for the year ended December 31, 2024 was $324,311 compared to $137,468 for the same period in 2023.

Liquidity and Capital Resources

At December 31, 2024, we had cash of $412,449. We have historically met our cash needs through a combination of cash flows from operating activities and proceeds from loans and financing by our officers and directors. Our cash requirements are generally for selling, general and administrative activities. We believe that our cashflow from operations and cash balance is sufficient to finance our cash requirements for expected operational activities, capital improvements, and repayment of debt through the next 12 months.

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Our cash provided by operating activities of $284,256 for the year ended December 31, 2024, compared to $316,116 during the same period in 2023. For the year ended December 31, 2024, net cash provided by operating activities of $284,257 consisted of net income of $324,311, plus $151,588 of non-cash items, consisting primarily of stock compensation of $16,560, depreciation and amortization of $74,085, bad debt expense of $14,927 and amortization of debt discount of $28,220, plus changes in operating assets and other operating activities of $191,642. For the year ended December 31, 2023, net cash provided by operating activities of $316,116 consisted of net income of $137,468, plus $156,530 of non-cash items, consisting primarily of stock compensation of $131,888, depreciation and amortization of $66,363, amortization of right of use assets – operating lease of $33,682 and change in derivative liability of $94,404, plus changes in operating assets and other operating activities of $22,118.

Cash used in investing activities during the year ended December 31, 2024, was $2,295,639 compared to $317,369 during the same period in 2023. For the year ended December 31, 2024, net cash used in investing activities consisted of $2,295,639 for the purchase of property and equipment. For the year ended December 31, 2023, net cash used in investing activities consisted of $317,769 for the purchase of property and equipment.

Cash provided by financing activities was $2,122,421 for the year ended December 31, 2024, compared to cash used in financing activities of $68,429 during the comparable period in 2023. For the year ended December 31, 2024, net cash provided by financing activities consisted of proceeds from notes payable of $2,237,531 and repayments of notes payable of $115,110. For the year ended December 31, 2023, net cash provided by financing activities consisted of proceeds from notes payable of $147,279 and repayments of notes payable of $78,850.

As of December 31, 2024, the Company had a working capital of $385,087, of which $214,382 of current liabilities was related to derivative liabilities. As of December 31, 2023, the Company had a working capital of $43,375, of which $213,569 of current liabilities was related to derivative liabilities.

	For the years ended
	December 31,
	2024	2023

Cash provided by operating activities	$284,256	$316,116
Cash used in investing activities	(2,295,639)	(317,369)
Cash provided by financing activities	2,122,421	68,429

Net changes to cash	$111,038	$67,176

Off Balance Sheet Arrangements

The Company currently has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied, and the fair value of the common stock used in stock-based compensation and derivative valuations.

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Fair Value of Financial Instruments and Fair Value Measurements

The Company measures their financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash, accounts payable, accrued expenses escrow liability and short-term loans the carrying amounts approximate fair value due to their short maturities.

We have adopted accounting guidance for financial and non-financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

The Company accounts for its revenue recognition under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under this standard, the Company recognizes revenue when a customer obtains control of promised services or goods in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts.

In general, the Company applies the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when a performance obligation is satisfied.

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery of the product to our customer. When merchandise is shipped to our customers, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the customer has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to customers relate to fulfillment activities and are included in net sales with the corresponding costs recorded in cost of sales.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

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Recently Issued Accounting Pronouncements

We have decided to take advantage of the exemptions provided to smaller reporting companies from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and delayed compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also, the principal offices and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees.

Name	Age	Position
Marc Johnson	56	Chief Executive Officer, and Chairman of the Board
Alex Archer	55	Chief Financial Officer

Marc Johnson, CEO and Chairman. Mr. Johnson earned a Business Administration Degree from Texas Christian University (TCU) in 1993. Mr. Johnson has been in the promotional products industry for over 35 years and started his first business in high school. Upon graduation from TCU, Mr. Johnson sold his first business to pursue a full-time career in the promotional products industry. Mr. Johnson excelled in sales and built his customer annual sales to over $1 million in his first three years. Mr. Johnson’s talents were noticed by a customer who convinced him to leave and start a new promotional products company with his customers’ financial backing. In 2010, Mr. Johnson bought out his financial backer and started Just Right Products, Inc.

Alex Archer, CFO. Alex earned his Bachelors Degree from Florida Atlantic University in 2007 and an MBA from Liberty University in 2014. Having started as a bookkeeper in 2005, Alex brings 18 years of experience to the company. Alex has experience with the public sector through past employment with a Berkshire Hathaway subsidiary. His number one priority is to implement procedures that will allow us to scale for our planned growth.

Our directors are elected at the annual meeting of the shareholders, with vacancies filled by the Board of Directors, and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by the board of directors and serve at the discretion of the board of directors or until their earlier resignation or removal. Any action required can be taken at any annual or special meeting of stockholders of the corporation which may be taken without a meeting, without prior notice and without a vote, if consent of consents in writing setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office, its principle place of business, or an officer or agent of the corporation having custody of the book in which the proceedings of meetings are recorded.

Indemnification of Directors and Officers

Nevada Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and Consultants; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

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The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until a successor is elected at the Company’s annual shareholders meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until a successor is elected at the annual meeting of the Board of Directors and is qualified.

Involvement in Certain Material Legal Proceedings During the Last Five Years

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.

No bankruptcy petitions have been filed by or against any business or property of any director, officer, significant employee or consultant of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Directors’ and Officers’ Liability Insurance

ADM Endeavors, Inc. does not have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our principal executive officer and principal accounting officer, but have not done so to date due to our relatively small size. We intend to adopt a written code of ethics in the near future.

Corporate Governance

Our Board of Directors consists of a single director and has not established Audit, Compensation, Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.

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Due to our lack of operations and size, and since we are not currently listed on a national securities exchange, and we are not subject to any listing requirements mandating the establishment of any particular committees; all functions of a nominating/governance committee were performed by our board of directors. Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges as necessary. Our board of directors does not believe that it is necessary to have such committees at the early stage of the company’s development, and our board of directors believes that the functions of such committees can be adequately performed by the members of our board of directors.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and our relatively small size.

Board Leadership Structure and the Board’s Role in Risk Oversight.

The Board of Directors consists solely of the Chairman, who is also the Company’s controlling shareholder, and the Company’s Chief Executive Officer. The Company has a Chief Financial Officer reporting to the Board of Directors. Our structure provides the Company with two leaders who represent the Company to our stockholders, regulators, business partners and other stakeholders.

This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with the Chief Financial Officer preparing the necessary Board materials and is closely connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the Board of Directors allowing for any concerns or risks of a director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this simplified structure since it has been cost effective, and in light of the Company’s small size, that it is in the best interest of the stockholders.

The Board of Directors does not have a specific role in risk oversight of the Company. The Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Code of Ethics

The Company does not have a written code of ethics that applies to the Company’s officers.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our other directors—currently Mr. Johnson only. Thus, there is a potential conflict of interest in that our director and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors has determined that our sole director, Mr. Johnson, is not an independent director.

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EXECUTIVE COMPENSATION

Summary Compensation

Our Board of Directors has not established a compensation committee. Instead, the Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for our officer(s), decides on benefit plans, and considers other matters as may, from time to time, be referred to it. We do not currently have a Compensation Committee Charter. Our Board continues to emphasize the important link between our performance, which ultimately benefits all shareholders, and the compensation of our executives. Therefore, the primary goal of our executive compensation policy is to closely align the interests of the shareholders with the interests of the executive officer(s). In order to achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to our long-term success and reward them for their efforts in ensuring our success and (ii) encourage executives to manage from the perspective of owners with an equity stake in us.

Summary Compensation Table

						Non-	Non-
						equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Marc Johnson	2025	$250,000	$-	$-	$-	$-	$-	$-	$250,000
CEO and Director (1)	2024	$250,000	$-	$-	$-	$-	$-	$-	$250,000

Alex Archer	2025	$100,000	$15,000	$-	$-	$-	$-	$-	$115,000
CFO (2)	2024	$100,000	$15,000	$-	$-	$-	$-	$-	$115,000

(1) Appointed on April 19, 2018, as COO and Director. On January 8, 2020, resigned as COO and appointed as CEO.

(2) Appointed on May 22, 2023, as CFO.

Employment Agreements

There are no employment contracts, or other contracts with our officers or directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Retirement and Similar Plans

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Stock Option Plans

There are no stock option plans. No grants of stock options or stock appreciation rights were made during the years ended December 31, 2025 and 2024.

Director Compensation

The Company’s Board of Director’s are not compensated for their services nor are they reimbursed for any costs incurred while performing their duties.

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Outstanding Equity Awards

As of December 31, 2025, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Options Unexercisable	Equity Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Value of Shares or Units Market Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights Not Vested	Value of Unearned Shares Units or Other Rights Not Vested
Marc Johnson, CEO, and Director	-	-	-	-	-	-	-	-	-
Alex Archer, CFO	-	-	-	-	-	-	-	-	-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 20, 2026, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission.

Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 158,520,409 shares of our common stock issued and outstanding as of January 20, 2026. Unless otherwise indicated, the address of each officer and director listed below is c/o ADM Endeavors, Inc., 5941 Posey Lane, Haltom City, TX 76117.

		Number of
		Shares
	Name and Address of	Beneficially	Percent
Title of Class	Beneficial Owner	Owned (1)	of Class (2)
Common Stock	Marc Johnson (3)	69,392,143	43.8%
Common Stock	Alex Archer (4)	220,600	0.1%
Common Stock	All directors and named executive officers as a group (2 persons)	69,612,743	43.9%

Preferred Stock	Marc Johnson	2,000,000	100.0%
Preferred Stock	All directors and named executive officers as a group (4 persons)	2,000,000	100.0%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power to the shares of the Company’s common stock.

(2)	As of January 20, 2026, a total of 158,520,409 shares of the Company’s common stock and 2,000,000 shares of the Company’s preferred stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner listed, any options exercisable within 60 days have been also included for purposes of calculating their percent of class.

(3)	Consists of 47,160,000 shares of common stock held by Marc Johnson, our CEO and director, and 22,232,143 shares of common stock held in the name of M&M Real Estate, Inc. Marc Johnson has voting and dispositive power with respect to shares held in the name of M&M Real Estate, Inc., and is therefore deemed to beneficially own shares held in its name.

(4)	Chief Financial Officer.

RELATED PARTY TRANSACTIONS

The Company’s CEO, Marc Johnson, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas, facility to the Company. The monthly lease payment, under a month-to-month lease, is currently $6,500. The Company incurred lease expense, including equipment rental expense, of $111,000 and $93,595 to M & M for the years ended December 31, 2024 and 2023, respectively. The Company incurred lease expense, including equipment rental expense, of $74,282 and $65,250 to M & M for the nine months ended September 30, 2025, and 2024, respectively.

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FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

ADM Endeavors, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ADM Endeavors, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2024.

Houston, TX

March 31, 2025

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ADM Endeavors, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of ADM Endeavors, Inc. (the Company) as of December 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its consolidated operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audits Matters

The critical audits matters communicated below are matters arising from the current period audits of the consolidated financial statements that were communicated or required to be communicated to the audits committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audits matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audits matter below, providing separate opinions on the critical audits matters or on the accounts or disclosures to which they relate.

Revenue transactions and Improper Revenue Recognition

As discussed in the Note 1 to the financial statements, the Company generates its revenue from the sales of its products directly to the end user and recognizes revenue when goods or products are shipped on a FOB shipping point. Understanding when the performance obligation has been completed can sometimes require significant judgement. We tested the Company’s support for all of the material revenue sources and the timing in which the Company completed the related performance obligation.

/s/ M&K CPAS, PLLC

www.mkacpas.com

We have served as the Company’s auditor since 2023.

The Woodlands, Texas

April 16, 2024

F-3

ADM Endeavors, Inc. and Subsidiaries

Consolidated Balance Sheets

	As of December 31,	As of December 31,
	2024	2023

ASSETS
Current assets
Cash	$412,449	$301,411
Accounts receivable, net	366,689	415,506
Other receivable, related party	39,597	2,399
Inventory	347,251	171,233
Prepaid expenses and other current assets	104,850	27,482
Total current assets	1,270,836	918,031

Noncurrent assets
Property and equipment, net	5,460,179	3,229,200
Right of use asset - operating lease	-	16,982
Goodwill	688,778	688,778

Total assets	$7,419,793	$4,852,991

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$104,777	$38,679
Accounts payable - related party	1,201	17,658
Accrued expenses	351,850	373,047
Income tax payable	90,780	16,130
Current portion of notes payable - secured, net discount	16,667	91,667
Current portion of right of use liability - operating lease	-	17,814
Convertible note payable	106,092	106,092
Derivative liabilities	214,382	213,569

Total current liabilities	885,749	874,656

Noncurrent liabilities
Deferred tax liability	23,774	44,002
Notes payable - secured, net of discount	3,461,433	1,226,367

Total noncurrent liabilities	3,485,207	1,270,369

Total liabilities	4,370,956	2,145,025

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 80,000,000 shares authorized, 2,000,000 shares outstanding as of December 31, 2024 and 2023	2,000	2,000
Common stock, $0.001 par value, 800,000,000 shares authorized, 156,637,143 and 156,237,143 shares issued and outstanding at December 31, 2024 and 2003	156,637	156,237
Additional paid-in capital	1,447,222	1,431,062
Stock payable	15,988	15,988
Retained earnings	1,426,990	1,102,679
Total stockholders’ equity	3,048,837	2,707,966

Total liabilities and stockholders’ equity	$7,419,793	$4,852,991

See accompanying notes to consolidated financial statements.

F-4

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

	2024	2023

Revenue
School uniform sales	$1,555,366	$1,402,784
Promotional sales	4,205,093	3,786,146
Total revenue	5,760,459	5,188,930

Operating expenses
Direct costs of revenue	3,744,571	3,682,308
General and administrative	1,587,028	1,377,703
Marketing and selling	37,208	37,035

Total operating expenses	5,368,807	5,097,046

Operating income	391,652	91,884

Other income (expense)
Gain (loss) on change in fair value of derivative liabilities	(813)	94,404
Gain on sale of assets	-	4,849
Other income	37,451	11,315
Interest expense	(38,521)	(29,464)

Total other income (expense)	(1,883)	81,104

Income before tax provision	389,769	172,988

Provision for income taxes	65,458	35,520

Net income	$324,311	$137,468

Net income per share - basic	$0.00	$0.00
Net income per share - diluted	$0.00	$0.00

Weighted average number of shares outstanding
basic	156,612,006	155,574,554
diluted	156,612,006	155,574,554

See accompanying notes to consolidated financial statements.

F-5

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Months Ended December 31, 2024 and 2023

					Additional
	Preferred Stock		Common Stock		Paid In	Stock	Retained
	Shares	Amount	Shares	Amount	Capital	Payable	Earnings	Total

Balance at December 31, 2022	2,000,000	$2,000	153,652,143	$153,652	$1,317,747	$-	$965,211	$2,438,610
Stock-based compensation	-	-	2,585,000	2,585	113,315	15,988	-	131,888
Net income	-	-	-	-	-	-	137,468	137,468
Balance at December 31, 2023	2,000,000	2,000	156,237,143	156,237	1,431,062	15,988	1,102,679	2,707,966
Stock-based compensation	-	-	400,000	400	16,160	-	-	16,560
Net income	-	-	-	-	-	-	324,311	324,311
Balance at December 31, 2024	2,000,000	$2,000	156,637,143	$156,637	$1,447,222	$15,988	$1,426,990	$3,048,837

See accompanying notes to consolidated financial statements.

F-6

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	2024	2023
Cash flows from operating activities:
Net income	$324,311	$137,468
Adjustments to reconcile net income to net cash provided by continuing operations:
Stock-based compensation	16,560	131,888
Depreciation and amortization	74,085	66,363
Bad debt expense	14,927	4,729
Amortization of debt discount	28,220	19,121
Amortization of right of use asset - operating lease	16,982	33,682
Change in derivative liability	813	(94,404)
Gain on fixed assets	-	(4,849)
Changes in operating assets and liabilities:
Accounts receivable	33,890	(61,859)
Other receivable, related party	(37,198)	26,047
Inventory	(176,018)	6,849
Prepaid expenses and other assets	(77,368)	15,374
Accounts payable	66,098	(33,612)
Accounts payable - related party	(16,457)	17,658
Accrued expenses	(21,197)	56,698
Income tax payable	74,650	10,271
Right of use operating lease liability	(17,814)	(32,850)
Deferred tax liability	(20,228)	17,542
Net cash provided by operating activities	284,256	316,116

Cash flows used in investing activities
Purchase of property and equipment	(2,295,639)	(317,369)
Net cash used in investing activities	(2,295,639)	(317,369)

Cash flows provided by financing activities:
Repayments on notes payable	(115,110)	(78,850)
Proceeds from note payable	2,237,531	147,279
Net cash provided by financing activities	2,122,421	68,429

Net change in cash	111,038	67,176

Cash at beginning of period	301,411	234,235

Cash at end of period	$412,449	$301,411
Supplemental disclosure of cash flow information:

Cash paid for interest	$30,009	$32,975

Cash paid for taxes	$11,000	$-

Non-cash investing and financing activities:
Capitalized loan costs	$9,425	$9,400
Acquisition of Innovative Impression, Inc.	$-	$143,637
Non-cash addition to note payable	$-	$1,490

See accompanying notes to consolidated financial statements.

F-7

ADM Endeavors, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2024

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On January 4, 2001, we incorporated in North Dakota as ADM Enterprises, Inc. On May 9, 2006, the Company changed both its name to ADM Endeavors, Inc. (“ADM Endeavors,” or the “Company,” “we,” “us,” or “our”) and its domicile to the state of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”), a sole proprietorship owned by Ardell and Tammera Mees, in exchange for 10,000,000 newly issued shares of our common stock. As a result, ADM Enterprises became a wholly owned subsidiary of the Company. Even though the Company was incorporated on January 4, 2001, it had no operations until the share exchange agreement with ADM Enterprises on July 1, 2008. ADM provides installation services to grocery décor and design companies primarily in North Dakota.

In May 2013, the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized common stock increased to 800,000,000 shares at a par value of $0.001 per share and preferred stock increased to 80,000,000 shares at a par value of $0.001 per share.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“JRP”), a Texas corporation. JRP was incorporated on January 17, 2010. The acquisition of 100% of JRP from its sole shareholder was through a stock exchange whereas the Company issued 2,000,000 shares of restricted Series A preferred stock (the “Acquisition Shares”). Each share of the Series A preferred stock is convertible into ten shares of common stock and each share has 100 votes on a fully diluted basis. The Acquisition Shares represents 61% of voting shares, thus there is a change of voting control. The transaction was accounted for as a reverse acquisition.

On April 27, 2023, the Company entered into an Asset Purchase Agreement with Innovative Impressions, Inc., a Texas corporation (the “Seller”), pursuant to which the Company acquired (the “Acquisition”) embroidery equipment, inventory, and related assets from the Seller.

JRP is focused on being an added value reseller with concentration in embroidery, screen printing, importing and uniforms for businesses, schools and individuals in the State of Texas.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiary JRP, at December 31, 2024. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to allowance for doubtful accounts, derivative liability and deferred tax valuations.

Change in Accounting Principle

Effective October 1, 2024, the Company changed its inventory costing method from weighted average cost to the first-in-first-out (“FIFO”) method. We believe the change in inventory costing method from weighted average cost to the FIFO method is preferable as it simplifies the inventory valuation, improves the precision of inventory valuation at the balance sheet dates, and is more consistent with the inventory costing method used by industry peers. This change in accounting principle did not have a material effect on inventory, net or cost of goods sold for all periods presented; therefore, prior comparative financial statements have not been restated.

F-8

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest. During the years ended December 31, 2024 and 2023, the Company issued 400,000 and 2,585,000 shares related to stock compensation, respectively, with no vesting period.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2024 and 2023, the Company had no cash equivalents.

Allowance for Credit Losses

The Company establishes an allowance for credit losses to ensure trade and notes receivable are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company had no allowance at December 31, 2024 and 2023.

Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is determined using a FIFO cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has inventory of $347,251 and $171,233 as of December 31, 2024 and 2023, respectively.

Four vendors accounted for approximately 88.5% and three vendors accounted for 73.6% of inventory purchases during the years ended December 31, 2024 and 2023, respectively. These same vendors made up 41% and less than 1% of our accounts payable as of December 31, 2024 and 2023, respectively.

Derivative Instruments

Derivatives are measured at their fair value on the balance sheet. In determining the appropriate fair value, the Company uses the Black-Scholes-Merton option pricing model. Changes in fair value are recorded in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with U.S. GAAP. For certain of our financial instruments, including cash, accounts payable, accrued expenses, and short-term loans the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

F-9

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company had no assets or liabilities other than derivative liabilities measured at fair value on a recurring basis at December 31, 2024 and 2023.

Fixed Assets

Fixed assets are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life, except for land which is not depreciated. Upon the sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in consolidated statements of operations.

Classification	Estimated Useful Lives
Buildings	39 years
Equipment	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	4 to 7 years
Websites	3 years

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is not amortized, but instead assessed for impairment. We perform our annual impairment review of goodwill in our fiscal fourth quarter or when a triggering event occurs between annual impairment tests. No impairment charges were recorded in fiscal 2024 or 2023 as a result of our qualitative assessments over our single reporting segment.

The Company performs a qualitative assessment for each of its reporting units to determine if the two-step process for impairment testing is required. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would then evaluate the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting unit and the net fair values of the identifiable assets and liabilities of such reporting unit. If the implied fair value of the goodwill is less than the book value, the difference is recognized as impairment.

Operating leases

The Company recognizes its leases in accordance with ASC 842 - Leases. Under ASC 842, operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives. The Company elected the short-term lease exemption for contracts with lease terms of 12 months or less. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

In determining the classification of a lease as operating or finance, ASC 842 allows for the use of judgment in determining whether the lease term is for a major part of the remaining economic life of the underlying asset and whether the present value of lease payments represents substantially all of the fair value of the underlying asset. The Company applies the bright line thresholds referenced in ASC 842-10-55-2 to assist in evaluating leases for appropriate classification.

Impairment of Long-lived Assets

The Company follows paragraph 360-10-05-4 of the FASB ASC for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets at December 31, 2024 and 2023.

F-10

Revenue Recognition

The Company accounts for its revenue recognition under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under this standard, the Company recognizes revenue when a customer obtains control of promised services or goods in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts.

In general, the Company applies the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when a performance obligation is satisfied.

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery to a third-party carrier to our customers, which is our only performance obligation. When merchandise is shipped to our customers, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the customer has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to customers relate to fulfillment activities and are included in net sales with the corresponding costs recorded in cost of sales.

Cost of Sales

Cost of sales includes the actual cost of merchandise sold and services performed; the cost of transportation of merchandise from vendors to our distribution network, stores, or customers; shipping and handling costs from our stores or distribution network to customers; and the operating cost and depreciation of our sourcing and distribution network and online fulfillment centers.

Net Income per Share

The Company computes basic and diluted income per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic income per share is computed by dividing net income available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted income per share is computed by dividing net income available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

During the years ended December 31, 2024 and 2023, 7,852,850 and 9,355,556 shares issuable upon the conversion of convertible note, respectively, 20,000,000 shares issuable upon the conversion of preferred shares, were considered for their dilutive effects but were determined to be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.

F-11

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of December 31, 2024 and 2023. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the years ended December 31, 2024 and 2023.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company has one operating segment as of December 31, 2024 and 2023.

The Company manages its operations as a single segment for the purpose of assessing performance and making operating decisions. The Company’s Chief Operating Decision Maker (“CODM”) is its executive management committee. The CODM allocates resources and evaluates the performance of the Company using information about combined net income from operations. All significant operating decisions are based upon an analysis of the Company as one operating segment, which is the same as its reporting segment.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure.” The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments do not change how segments are determined, aggregated, or how thresholds are applied to determine reportable segments. We adopted ASU No. 2023-07 during the year ended December 31, 2024, noting no impact.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 470): Improvements to Income Tax Disclosures, which are designed to increase the transparency and decision-usefulness of income tax disclosures for financial statement users. The ASU follows investors indication and request for enhanced tax disclosures in order to better assess an entity’s operations, related tax risks, jurisdictional tax exposures, and increase transparency regarding tax information through improvements to tax disclosures, specifically rate reconciliation, income taxes paid, and unrecognized tax benefits and certain temporary differences. The new guidance is effective for fiscal years beginning after December 15, 2024 and interim periods within fiscal years beginning after December 15, 2025, and early adoption is permitted. The guidance is to be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on our consolidated financial statements and disclosures.

The Company assesses the adoption impacts of recently issued, but not yet effective, accounting standards by the Financial Accounting Standards Board on the Company’s consolidated financial statements.

There are no recently issued accounting standards which may have effect on the Company’s consolidated financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of filing, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of operations and there are no proceedings in which any directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to the Company’s interest.

Franchise Agreement

The Company has a franchise agreement effective February 19, 2014 expiring in February 2024, with a right to renew for an additional five years to operate stores and websites in the Company’s exclusive territory. The Company is obligated to pay 5% of gross revenue for use of systems and manuals. Subsequent to year end but as of the date of this 10K, the franchise agreement has been renewed for an additional 5 years.

During the years ended December 31, 2024 and 2023, the Company paid $78,785 and $81,761 for the franchise agreement.

F-12

Uniform Supply Agreement

The Company has an agreement to be the exclusive provider of school uniforms and logos for a charter school. The Company is obligated to provide a 3% donation to the charter school for each school year. The agreement is for each school year ending through May 31.

During the years ended December 31, 2024 and 2023, the Company paid $21,248 and $23,303 for the uniform supply agreement, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Fixed assets are stated at cost, less accumulated depreciation for continuing operations at December 31, 2024 and 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Land	$970,455	$970,455
Equipment	803,508	668,847
Autos and trucks	34,680	34,680
Construction in process	3,892,464	1,722,061
Land and building – rental property	256,387	256,387
Less: accumulated depreciation	(497,315)	(423,230)
Property and equipment, net	$5,460,179	$3,229,200

Depreciation expense for continuing operations for the years ended December 31, 2024 and 2023 was $74,085 and $66,363, respectively.

NOTE 5 – CONVERTIBLE NOTE PAYABLE AND NOTES PAYABLE

Convertible Note Payable

On April 1, 2018, the Company assumed a convertible promissory note in connection with the reverse acquisition. The Company received total funding of $106,092 as of December 31, 2018. The note had fees of $53,046 which were recorded as a discount to the convertible promissory note and are being amortized over the life of the loan using the effective interest method. The maturity of the note is March 5, 2023. On March 5, 2023, the note was extended to September 5, 2023. On March 5, 2024, the note was extended to January 1, 2025. On March 5, 2024, the note was extended to January 1, 2025.

The note is convertible into common stock at a price of 35% of the lowest three trading prices during the ten days prior to conversion or 35% of an estimated fair value if not traded. As of December 31, 2024, the convertible debt was convertible into 7,852,850 common shares.

The note balance was $106,092 as of December 31, 2024 and 2023.

Derivative liabilities

The conversion features embedded in the convertible notes were evaluated to determine if such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. In the convertible notes with variable conversion terms, the conversion feature was accounted for as a derivative liability. The derivatives associated with the term convertible notes were recognized as a discount to the debt instrument and the discount is amortized over the expected life of the notes with any excess of the derivative value over the note payable value recognized as additional interest expense at the issuance date.

F-13

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2024 and 2023:

				Fair value at
	Level 1	Level 2	Level 3	December 31, 2024
Liabilities:
Derivative liabilities	$-	$-	$214,382	$214,382

				Fair value at
	Level 1	Level 2	Level 3	December 31, 2023
Liabilities:
Derivative liabilities	$-	$-	$213,569	$213,569

As of December 31, 2024 and 2023, the derivative liability was calculated using the Black-Scholes method over the expected terms of the convertible debt and the following assumptions: volatility of 115% and 110%, exercise price of $0.0135 and $0.0114, and risk-free rate of 4.16% and 4.79%, respectively. Included in Derivative Income (Loss) in the accompanying consolidated statements of operations is expense arising from the loss on change in fair value of the derivatives of $813 and a gain of $94,404 during the years ended December 31, 2024 and 2023, respectively.

The table below presents the change in the fair value of the derivative liability during the year ended December 31, 2024 and 2023:

Fair value at December 31, 2022	$307,973
Gain on change in fair value of derivative liabilities	(94,404)
Fair value at December 31, 2023	213,569
Loss on change in fair value of derivative liabilities	813
Fair value at December 31, 2024	$214,382

Notes Payable

On October 25, 2022, the Company entered into a secured promissory note in the amount up of $4,618,960. The note is secured by the deed of trust on the property and bears interest at 5.5% and is due on October 25, 2032. On October 25, 2027, the rate shall be adjusted to the daily rate reported in the Credit Markets section (or similar section) of The Wall Street Journal as the U.S. “Prime Rate” (“Index”), as announced from time to time, without notice to Maker, plus one percent (1.00%) (the sum being the “Adjusted Rate”); provided that in no event shall the Rate or Adjusted Rate exceed the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law. Monthly payments of accrued and unpaid interest shall commence on November 25, 2022, and continue on the same date of each succeeding calendar month through and including April 25, 2024. Thereafter, monthly principal and interest (“Payments”) in the amount of $26,459 will be paid, which is the amount necessary to amortize the stated principal balance. The Company recorded $94,072 of loan cost as a debt discount and will be amortized over the life of the note. During the year ended December 31, 2024, the Company received $2,237,531 in cash proceeds and repaid $6,777 in principal related to this note. During the year ended December 31, 2024, the Company capitalized $9,425 of loan costs and $115,691 of interest related to this note. As of December 31, 2024, the loan balance was $3,470,454, net of $73,522 of debt discount. During the year ended December 31, 2023, the Company capitalized $9,400 of loan costs and $71,933 of interest related to this note. As of December 31, 2023, the loan balance was $1,230,275, net of $82,947 of debt discount.

On April 27, 2023, the Acquisition (as defined in Note 11 below) closed, and the Company issued the Note (as defined in Note 11 below) to the Seller’s principal, Robert Breese. The Company entered into a Pledge and Security Agreement with Mr. Breese (the “Security Agreement”), and the parties agreed that the Acquisition would be considered effective as of May 1, 2023. The Note does not bear interest except upon default, and it is payable in 24 equal consecutive monthly installments of $8,333 beginning May 1, 2023, with the final payment due on April 1, 2025. Pursuant to the Security Agreement, the Company’s payment obligations under the Note are secured by a security interest in the Assets granted to Mr. Breese. The Company recorded $56,363 of loan cost as a debt discount and will be amortized over the life of the note. During the year ended December 31, 2024, the Company repaid $108,333 in principal and amortized $28,220 of debt discount related to this note. As of December 31, 2024, the loan balance was $7,646, net of $9,021 of debt discount. During the year ended December 31, 2023, the Company amortized $19,122 of debt discount related to this note. As of December 31, 2023, the loan balance was $87,759, net of $37,241 of debt discount.

As of December 31, 2024, the secured notes payable balance was $3,478,100, consisting of long term notes payable of $3,461,433 and current portion of notes payable of $16,667. As of December 31, 2023, the secured notes payable balance was $1,318,034, consisting of long term notes payable of $1,226,367 and current portion of notes payable of $91,667.

F-14

NOTE 6 – ACCRUED EXPENSES

The Company had total accrued expenses of $351,850 and $373,047 as of December 31, 2024 and 2023, respectively. See breakdown below of accrued expenses as follows:

	December 31, 2024	December 31, 2023
Credit cards payable	$96,420	$183,061
Accrued interest	106,463	95,597
Other accrued expenses	148,967	94,389
Total accrued expenses	$351,850	$373,047

NOTE 7 – RELATED PARTY TRANSACTIONS

The majority shareholder, director and officer, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas facility to the Company. The monthly lease payment, under a month-to-month lease, is currently $6,500. The Company incurred lease expense, including equipment rental expense of $111,000 and $90,500 to M & M for the years ended December 31, 2024 and 2023, respectively.

NOTE 8 – STOCKHOLDERS’ EQUITY

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock and 80,000,000 shares of preferred stock with $0.001 par values per share. There were 156,637,143 and 156,237,143 outstanding shares of common stock at December 31, 2024 and 2023, respectively. There were 2,000,000 outstanding shares of preferred stock as of December 31, 2024 and 2023, respectively. Each share of preferred stock has 100 votes per share and is convertible into 10 shares of common stock. The preferred stock pays dividends equal with common stock and has preferential liquidation rights to common stockholders.

On November 8, 2023, the Company entered into a capital market advisory agreement. During the year ended December 31, 2024, the Company issued 400,000 shares of common stock for services provided. The Company recognized $16,560 of expense related to this agreement.

On April 1, 2023, the Company entered into an investor relations agreement and issued 300,000 shares of common stock for services from April 1, 2023, through September 30, 2023. The Company recognized $15,900 of expense related to this agreement. On October 1, 2023, the investor relations firm returned the 300,000 shares of common stock issued to them by the Company.

On April 27, 2023, the Company also entered into an Independent Consulting Agreement with Mr. Breese, pursuant to which (i) Mr. Breese would provide embroidery industry consulting and sales services to the company for an initial term of two years, and (ii) Mr. Breese would be paid 20% sales commissions and $100,000 of Company stock, valued as of May 1, 2023, which totaled 2,585,000 shares of common stock. Pursuant to the agreement, Mr. Breese may not sell the Stock for a period of one hundred eighty calendar days from the effective date. On October 24, 2023, the Company accrued an additional 491,923 shares with a fair value of $15,988, which was recorded in stock payable.

NOTE 9 – CUSTOMER CONCENTRATION

Concentration of revenue

During the years ended December 31, 2024 and 2023, there were no customers that exceeded 10% of our total gross revenues.

Concentration of accounts receivable

No customers accounted for 10% of accounts receivable as of December 31, 2024, and one customer accounted for 10% of accounts receivable as of December 31, 2023.

F-15

NOTE 10 – LEASE LIABILITY

Operating Leases

The Company leases office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Leases with initial terms in excess of 12 months are recorded as operating or financing leases in our consolidated balance sheet. Lease expense is recognized on a straight-line basis over the term of the lease. For leases beginning in 2018 and later, the Company accounts for lease components separately from the non-lease components. Most leases include one or more options to renew. The exercise of the lease renewal options is at the sole discretion of the Company. The depreciable life of the assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company leases approximately 18,000 square feet of space in Haltom City, Texas, pursuant to a month-to-month lease. This facility serves as our corporate headquarters, manufacturing facility and showroom. The lease is with M & M Real Estate, Inc. (“M & M”), a company owned solely by our majority shareholder and director of the Company.

On October 28, 2022, the Company entered into an operating lease that expires June 30, 2024. In June 2024, the Company extended the lease to December 31, 2024. The operating lease results in the recognition of ROU asset and lease liability on the balance sheet. ROU asset and operating lease liability are recognized based on the present value of lease payments over the lease terms of the commencement date. Because the leases do not provide an explicit or implicit rate of return, the Company determines incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments on an individual lease basis. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, which is 5.50%. The Company’s lease does not contain any material restrictive covenants. As of December 31, 2024, the lease expired.

NOTE 11 – ASSET ACQUISITION

On April 27, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Innovative Impressions, Inc., a Texas corporation (the “Seller”), pursuant to which the Company acquired (the “Acquisition”) embroidery equipment, inventory, and related assets (the “Assets”), from the Seller for a $200,000 secured promissory note (with a fair value of $143,637) to the Seller or its nominee (the “Note”) that matures on April 25, 2025. The monthly payments under the agreement are due in twenty-four installments of $8,333. The Company evaluated and concluded that the assets acquired would qualify as a single identifiable asset in an asset acquisition in accordance with ASC 805.

	Fair Value	Average Estimated Life
Purchase Price:
Notes payable, net of discount	$143,637
Total purchase consideration	$143,637

Purchase Allocation:
Inventory	$10,000	Less than 1 year
Fixed assets	133,637	3 years
Total purchase price allocation	$143,637

NOTE 12 – INCOME TAXES

The components of income tax expense from continuing operations for the years ended December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Current	$85,686	$17,978
Deferred	(20,228)	17,542
Total	$65,458	$35,520

F-16

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to loss before taxes for fiscal year 2024 and 2023), as follows:

	December 31, 2024	December 31, 2023
Tax expense at the statutory rate	$82,000	$36,000
Permanent differences	7,000	9,000
Other	(24,000)	(9,000)
Change in valuation allowance	-	-
Total	$65,000	$36,000

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities as presented below:

	December 31, 2024	December 31, 2023
Deferred tax liabilities:
Depreciation of property and equipment	$23,774	$17,542
Total deferred tax liabilities	$23,774	$17,542

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of this Form 10-K and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosures in the notes thereto.

On January 1, 2025, the Company had a building under construction vandalized and set on fire which resulted in smoke damage to the building’s interior. Following this incident, the Company filed an insurance claim and received cash proceeds of $374,930 on March 20, 2025.

F-17

ADM Endeavors, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	As of	As of
	September 30, 2025	December 31, 2024

ASSETS
Current assets
Cash	$383,091	$412,449
Accounts receivable, net	402,622	366,689
Other receivable, related party	18,725	39,597
Inventory	243,754	347,251
Prepaid expenses and other current assets	154,977	104,850
Total current assets	1,203,169	1,270,836

Noncurrent assets
Property and equipment, net	8,276,617	5,460,179
Goodwill	688,778	688,778
Total assets	$10,168,564	$7,419,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$128,305	$104,777
Accounts payable - related party	-	1,201
Accrued expenses	320,568	351,850
Income tax payable	90,780	90,780
Current portion of notes payable - secured, net discount	-	16,667
Convertible note payable	106,092	106,092
Derivative liabilities	279,890	214,382
Total current liabilities	925,635	885,749

Noncurrent liabilities
Deferred tax liability	23,774	23,774
Notes payable - secured, net of discount	5,909,205	3,461,433
Total noncurrent liabilities	5,932,979	3,485,207
Total liabilities	6,858,614	4,370,956

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 80,000,000 shares authorized, 2,000,000 shares outstanding as of September 30, 2025 and December 31, 2024	2,000	2,000
Common stock, $0.001 par value, 800,000,000 shares authorized, 157,363,671 and 156,637,143 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	157,364	156,637
Additional paid-in capital	1,473,275	1,447,222
Stock payable	-	15,988
Retained earnings	1,677,311	1,426,990
Total stockholders’ equity	3,309,950	3,048,837
Total liabilities and stockholders’ equity	$10,168,564	$7,419,793

See accompanying notes to unaudited consolidated financial statements.

F-18

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024

Revenue
School uniform sales	$1,111,701	$1,198,176	$1,384,353	$1,427,121
Promotional sales	1,093,524	968,059	2,921,235	3,017,852
Total revenue	2,205,225	2,166,235	4,305,588	4,444,973

Operating expenses
Direct costs of revenue	1,616,201	1,600,925	3,139,999	3,122,367
General and administrative	371,344	393,890	1,142,253	1,191,459
Marketing and selling	12,114	9,977	29,253	27,303

Total operating expenses	1,999,659	2,004,792	4,311,505	4,341,129
Operating income (loss)	205,566	161,443	(5,917)	103,844

Other income (expense)
Loss on change in fair value of derivative liabilities	(51,825)	(9,300)	(65,508)	(25,148)
Gain on sale of property	63,195	-	63,195	-
Other income	1,398	18,288	279,663	33,941
Interest expense	(2,358)	(9,419)	(21,112)	(29,060)
Total other income (expense)	10,410	(431)	256,238	(20,267)

Income before tax provision	215,976	161,012	250,321	83,577

Provision for income taxes	-	35,203	-	35,203
Net income	$215,976	$125,809	$250,321	$48,374

Net income per share - basic	$0.00	$0.00	$0.00	$0.00
Net income per share - diluted	$0.00	$0.00	$0.00	$0.00

Weighted average number of shares outstanding
basic	157,363,671	156,637,143	156,969,802	156,603,566
diluted	157,363,671	156,637,143	156,969,802	156,603,566

See accompanying notes to unaudited consolidated financial statements.

F-19

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Nine Months Ended September 30, 2025 and 2024

(Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid In	Stock	Retained
	Shares	Amount	Shares	Amount	Capital	Payable	Earnings	Total

Balance at December 31, 2024	2,000,000	$2,000	156,637,143	$156,637	$1,447,222	$15,988	$1,426,990	$3,048,837
Net income	-	-	-	-	-	-	103,455	103,455
Balance at March 31, 2025	2,000,000	2,000	156,637,143	156,637	1,447,222	15,988	1,530,445	3,152,292
Stock-based compensation	-	-	726,528	727	26,053	(15,988)	-	10,792
Net loss	-	-	-	-	-	-	(69,110)	(69,110)
Balance at June 30, 2025	2,000,000	2,000	157,363,671	157,364	1,473,275	-	1,461,335	3,093,974
Net income	-	-	-	-	-	-	215,976	215,976
Balance at September 30, 2025	2,000,000	$2,000	157,363,671	$157,364	$1,473,275	$-	$1,677,311	$3,309,950

Balance at December 31, 2023	2,000,000	$2,000	156,237,143	$156,237	$1,431,062	$15,988	$1,102,679	$2,707,966
Stock-based compensation	-	-	400,000	400	16,160	-	-	16,560
Net loss	-	-	-	-	-	-	(64,136)	(64,136)
Balance at March 31, 2024	2,000,000	2,000	156,637,143	156,637	1,447,222	15,988	1,038,543	2,660,390
Net loss	-	-	-	-	-	-	(13,299)	(13,299)
Balance at June 30, 2024	2,000,000	2,000	156,637,143	156,637	1,447,222	15,988	1,025,244	2,647,091
Net income	-	-	-	-	-	-	125,809	125,809
Balance at September 30, 2024	2,000,000	$2,000	156,637,143	$156,637	$1,447,222	$15,988	$1,151,053	$2,772,900

See accompanying notes to unaudited consolidated financial statements.

F-20

ADM Endeavors, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	2025	2024
Cash flows from operating activities:
Net income	$250,321	$48,374
Adjustments to reconcile net income to net cash provided by continuing operations:
Stock-based compensation	10,792	16,560
Depreciation and amortization	78,859	53,993
Bad debt expense	2,182	4,049
Amortization of debt discount	9,021	21,126
Amortization of right of use asset - operating lease	-	16,982
Change in derivative liability	65,508	25,148
Gain on insurance claim	(264,514)	-
Gain on sale of property	(63,195)	-
Changes in operating assets and liabilities:
Accounts receivable	(38,115)	28,036
Other receivable, related party	20,872	(5,427)
Inventory	103,497	160,005
Prepaid expenses and other assets	(50,127)	13,051
Accounts payable	(86,888)	28,348
Accounts payable - related party	(1,201)	(17,658)
Accrued expenses	(31,282)	160,185
Income tax payable	-	19,712
Right of use operating lease liability	-	(17,814)
Deferred tax liability	-	4,455
Net cash provided by operating activities	5,730	559,125

Cash flows from investing activities:
Purchase of property and equipment	(3,164,338)	(1,729,585)
Proceeds from insurance	374,930	-
Proceeds from sale of property	344,462	-
Net cash used in investing activities	(2,444,946)	(1,729,585)

Cash flows from financing activities:
Repayments on notes payable	(45,892)	(90,110)
Proceeds from note payable	2,455,750	1,708,311
Net cash provided by financing activities	2,409,858	1,618,201

Net change in cash	(29,358)	447,741

Cash at beginning of period	412,449	301,411

Cash at end of period	$383,091	$749,152
Supplemental disclosure of cash flow information:

Cash paid for interest	$237,820	$30,009

Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Capitalized loan costs	$12,226	$7,056

See accompanying notes to unaudited consolidated financial statements.

F-21

ADM ENDEAVORS, INC. and Subsidiaries

Notes to the Consolidated Financial Statements

September 30, 2025

(Unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On January 4, 2001, we were incorporated in North Dakota as ADM Enterprises, Inc. On May 9, 2006, the Company changed its name to ADM Endeavors, Inc. (“ADM Endeavors,” “ADM,” “we,” “us,” “our,” or the “Company”) and its domicile to the state of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”), a sole proprietorship owned by Ardell and Tammera Mees, in exchange for 10,000,000 newly issued shares of our common stock. As a result, ADM Enterprises became a wholly owned subsidiary of the Company. ADM then provided installation services to grocery décor and design companies primarily in North Dakota.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“JRP”), a Texas corporation. JRP was incorporated on January 17, 2010. The acquisition of 100% of JRP from its sole shareholder, Marc Johnson, was through a stock exchange whereby the Company issued 2,000,000 shares of restricted Series A preferred stock (the “Acquisition Shares”) to Mr. Johnson in consideration of the acquisition of 100% of JRP from Mr. Johnson. Each share of the Series A preferred stock is convertible into ten shares of common stock, and each share has 100 votes on a fully diluted basis. The Acquisition Shares represented 61% of the voting shares of the Company, and thus there was a change of voting control in connection with the transaction, and the transaction was accounted for as a reverse acquisition.

On April 27, 2023, the Company entered into an Asset Purchase Agreement with Innovative Impressions, Inc., a Texas corporation (the “Seller”), pursuant to which the Company acquired (the “Acquisition”) embroidery equipment, inventory, and related assets from the Seller.

JRP is focused on being an added value reseller with concentration in embroidery, screen printing, importing and uniforms for businesses, schools and individuals in the State of Texas.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and has a year-end of December 31.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

The unaudited consolidated financial statements of the Company for the three and nine month periods ended September 30, 2025 and 2024 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2024, was derived from the audited financial statements included in the Company’s financial statements as of and for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025. These financial statements should be read in conjunction with that report.

F-22

Principles of Consolidation

The accompanying unaudited consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiary, JRP, at September 30, 2025. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to allowance for credit losses, inventory obsolescence, goodwill, derivative liability, stock-based compensation and deferred tax valuations.

Change in Accounting Principle

Effective October 1, 2024, the Company changed its inventory costing method from weighted average cost to the first-in-first-out (“FIFO”) method. We believe the change in inventory costing method from weighted average cost to the FIFO method is preferable as it simplifies the inventory valuation, improves the precision of inventory valuation at the balance sheet dates, and is more consistent with the inventory costing method used by industry peers. This change in accounting principle did not have a material effect on inventory, net or cost of goods sold for all periods presented; therefore, prior comparative financial statements have not been restated.

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest. During the nine months ended September 30, 2025 and 2024, the Company issued 726,528 and 400,000 shares related to stock compensation, respectively, with no vesting period.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At September 30, 2025, and December 31, 2024, the Company had no cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The amount in excess of the FDIC insurance at September 30, 2025, was $118,953. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Allowance for Credit Losses

The Company establishes an allowance for credit losses to ensure trade and notes receivable are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company had no allowance as of September 30, 2025 and December 31, 2024.

F-23

Inventory

Inventory is valued at the lower of cost or net realizable value. During the nine months ended September 30, 2025 and 2024, cost was determined using a FIFO and weighted-average cost method, respectively. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has inventory of $243,754 and $347,251 as of September 30, 2025, and December 31, 2024, respectively.

Two vendors accounted for approximately 72% of inventory purchases during the six months ended September 30, 2025. Four vendors accounted for approximately 87% of inventory purchases during the nine months ended September 30, 2024.

Derivative Instruments

Derivatives are measured at their fair value on the balance sheet. In determining the appropriate fair value, the Company uses the Black-Scholes-Merton option pricing model. Changes in fair value are recorded in Other Income (Expense) of the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with U.S. GAAP. For certain of our financial instruments, including cash, accounts payable, accrued expenses, and short-term loans, the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company adopted the provisions of FASB ASC 820 (the Fair Value Topic) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company had no assets or liabilities other than derivative liabilities measured at fair value on a recurring basis at September 30, 2025, and December 31, 2024.

Fixed Assets

Fixed assets are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life, except for land which is not depreciated. Upon the sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in consolidated statements of operations.

Classification	Estimated Useful Lives
Buildings	39 years
Equipment	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	4 to 7 years
Websites	3 years

F-24

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is not amortized, but instead assessed for impairment. We perform our annual impairment review of goodwill in our fiscal fourth quarter or when a triggering event occurs between annual impairment tests. No impairment was recorded in fiscal 2025 or 2024 as a result of our qualitative assessments over our single reporting segment.

The Company performs a qualitative assessment for each of its reporting units to determine if the two-step process for impairment testing is required. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would then evaluate the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than the book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting unit and the net fair values of the identifiable assets and liabilities of such reporting unit. If the implied fair value of the goodwill is less than the book value, the difference is recognized as impairment.

Operating leases

The Company recognizes its leases in accordance with ASC 842 - Leases. Under ASC 842, operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives. The Company elected the short-term lease exemption for contracts with lease terms of 12 months or less. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

In determining the classification of a lease as operating or finance, ASC 842 allows for the use of judgment in determining whether the lease term is for a major part of the remaining economic life of the underlying asset and whether the present value of lease payments represents substantially all of the fair value of the underlying asset. The Company applies the bright line thresholds referenced in ASC 842-10-55-2 to assist in evaluating leases for appropriate classification.

Impairment of Long-lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets at September 30, 2025 and December 31, 2024.

F-25

Revenue Recognition

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery of the product to our customer. When merchandise is shipped to our customers, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to the cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the customer has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to guests relate to fulfilment activities and are included in net sales with the corresponding costs recorded in cost of sales.

Cost of Sales

Cost of sales includes the actual cost of merchandise sold and services performed; the cost of transportation of merchandise from vendors to our distribution network, stores, or customers; shipping and handling costs from our stores or distribution network to customers; and the operating cost and depreciation of our sourcing and distribution network and online fulfilment centers.

Net Income per Share

The Company computes basic and diluted income per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic income per share is computed by dividing net income available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted income per share is computed by dividing net income available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

During the nine months ended September 30, 2025 and 2024, 7,578,000 and 6,637,664 shares issuable upon the conversion of convertible note, respectively, and 20,000,000 shares issuable upon the conversion of preferred shares, were considered for their dilutive effects but were determined to be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

F-26

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of September 30, 2025, and December 31, 2024. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the nine months ended September 30, 2025 and 2024.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company has one operating segment as of September 30, 2025, and December 31, 2024.

The Company manages its operations as a single segment for the purpose of assessing performance and making operating decisions. The Company’s Chief Operating Decision Maker (“CODM”) is its executive management committee. The CODM allocates resources and evaluates the performance of the Company using information about combined net income from operations. All significant operating decisions are based upon an analysis of the Company as one operating segment, which is the same as its reporting segment.

Effect of Recent Accounting Pronouncements

Recently Issued Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 470): Improvements to Income Tax Disclosures, which are designed to increase the transparency and decision-usefulness of income tax disclosures for financial statement users. The ASU follows investors indication and request for enhanced tax disclosures in order to better assess an entity’s operations, related tax risks, jurisdictional tax exposures, and increase transparency regarding tax information through improvements to tax disclosures, specifically rate reconciliation, income taxes paid, and unrecognized tax benefits and certain temporary differences. The new guidance is effective for fiscal years beginning after December 15, 2024, and early adoption is permitted. The guidance is to be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on our consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, that requires entities to disclose additional information in the notes to the financial statements about prescribed categories underlying any relevant income statement expense caption. The new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements but will result in disaggregation of the Company’s income statement expenses.

The Company has reviewed all recently issued, but not yet adopted, accounting standards, in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that no other pronouncements will have a significant effect on its financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of November 14, 2025, there were no pending or threatened lawsuits.

F-27

Franchise Agreement

The Company has a franchise agreement effective February 19, 2014, expiring in February 2024, with a right to renew for an additional five years to operate stores and websites in the Company’s exclusive territory. In March 2024, the agreement was renewed for an additional five years, expiring on March 4, 2029. The Company is obligated to pay 5% of gross revenue for use of systems and manuals.

During the nine months ended September 30, 2025 and 2024, the Company paid $62,919  and $68,288, respectively, for the franchise agreement.

Uniform Supply Agreement

The Company has an agreement to be the exclusive provider of school uniforms and logos for a charter school. The Company is obligated to provide a 3% donation to the charter school for each school year. The agreement is for each year from October 1 through September 30.

During the nine months ended September 30, 2025 and 2024, the Company paid $19,067  and $21,248, respectively, for the uniform supply agreement.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment and finance lease right of use assets, stated at cost, less accumulated depreciation at September 30, 2025, and December 31, 2024, consisted of the following:

	September 30, 2025	December 31, 2024
Land	$970,455	$970,455
Equipment	852,369	803,508
Autos and trucks	34,680	34,680
Construction in process	6,975,816	3,892,464
Land and building – rental property	-	256,387

Less: accumulated depreciation	(556,703)	(497,315)
Property and equipment, net	$8,276,617	$5,460,179

Depreciation expense for the nine months ended September 30, 2025, and 2024, was $78,859 and $53,993, respectively.

On January 1, 2025, the Company had a building under construction vandalized and set on fire which resulted in smoke damage to the building’s interior. Following this incident, the Company filed an insurance claim and received cash proceeds of $374,930 on March 20, 2025. During the nine months ended September 30, 2025, the Company incurred $110,416 in repair costs, which were offset by insurance proceeds. As a result, the net amount of $264,514 was recorded as other income on the Consolidated Statements of Operations.

On July 15, 2025, the Company sold land and a building with a carrying value of $236,916 for net cash proceeds of $344,461. As a result, the Company recognized a gain on sale of property of $63,195.

NOTE 5 – CONVERTIBLE NOTE PAYABLE AND NOTES PAYABLE

Convertible Note Payable

On April 1, 2018, the Company assumed a convertible promissory note in connection with the reverse acquisition. The Company received total funding of $106,092 as of December 31, 2018. The note had fees of $53,046 which were recorded as a discount to the convertible promissory note and are being amortized over the life of the loan using the effective interest method. The maturity of the note is March 5, 2023. On March 5, 2023, the note was extended to September 5, 2023. On March 5, 2024, the note was extended to January 1, 2025. On March 26, 2025, the note was extended to June 30, 2025. Subsequent to June 30, 2025, the note was extended to September 26, 2025. As of September 30, 2025, the Company has not received a default notice and the convertible note payable is past due. The Company is currently in discussions to extend the convertible note payable.

The note is convertible into common stock at a price of 35% of the lowest three trading prices during the ten days prior to conversion. As of September 30, 2025 and December 31, 2024, the convertible debt was convertible into 7,578,000 and 7,852,850 common shares, respectively.

The note balance was $106,092 as of September 30, 2025, and December 31, 2024.

F-28

Derivative liabilities

The conversion features embedded in the convertible notes were evaluated to determine if such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. In the convertible notes with variable conversion terms, the conversion feature was accounted for as a derivative liability. The derivatives associated with the term convertible notes were recognized as a discount to the debt instrument and the discount is amortized over the expected life of the notes with any excess of the derivative value over the note payable value recognized as additional interest expense at the issuance date.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of September 30, 2025, and December 31, 2024:

				Fair value at
	Level 1	Level 2	Level 3	September 30, 2025
Liabilities:
Derivative liabilities	$-	$-	$279,890	$279,890

				Fair value at
	Level 1	Level 2	Level 3	December 31, 2024
Liabilities:
Derivative liabilities	$-	$-	$214,382	$214,382

As of September 30, 2025, and December 31, 2024, the derivative liability was calculated using the Black-Scholes method over the expected terms of the convertible debt and the following assumptions: volatility of 122% and 115%, exercise price of $0.014 and $0.014, and risk-free rate of 3.68% and 4.16%, respectively. Included in change in fair value of derivative liabilities in the accompanying consolidated statements of operations is expense arising from the loss on change in fair value of the derivatives of $65,508 and $25,148 during the nine months ended September 30, 2025, and 2024, respectively.

Fair value at December 31, 2024	$214,382
Loss on change in fair value of derivative liabilities	65,508
Fair value at September 30, 2025	$279,890

Notes Payable

On October 25, 2022, the Company entered into a secured promissory note in the amount up of $4,618,960. The note is secured by the deed of trust on the property and bears interest at 5.5% and is due on October 25, 2032. On October 25, 2027, the rate shall be adjusted to the daily rate reported in the Credit Markets section (or similar section) of The Wall Street Journal as the U.S. “Prime Rate” (“Index”), as announced from time to time, without notice to Maker, plus one percent (1.00%) (the sum being the “Adjusted Rate”); provided that in no event shall the Rate or Adjusted Rate exceed the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law. Monthly payments of accrued and unpaid interest shall commence on November 25, 2022, and continue on the same date of each succeeding calendar month through and including April 25, 2024. Thereafter, monthly principal and interest (“Payments”) in the amount of $26,459 will be paid, which is the amount necessary to amortize the stated principal balance. The Company recorded $94,072 of loan cost as a debt discount and will be amortized over the life of the note. During the nine months ended September 30, 2025, the Company received $1,055,551 in cash proceeds and repaid $29,225 of principal related to this note. During the nine months ended September 30, 2025, the Company capitalized $7,030 of loan costs and $195,891 of interest related to this note. As of September 30, 2025, the loan balance was $4,503,810, net of $66,492 of debt discount. As of December 31, 2024, the loan balance was $3,470,454, net of $73,522 of debt discount.

F-29

On April 27, 2023, the Acquisition (as defined in Note 11 below) closed, and the Company issued the Note (as defined in Note 11 below) to the Seller’s principal, Robert Breese. The Company entered into a Pledge and Security Agreement with Mr. Breese (the “Security Agreement”), and the parties agreed that the Acquisition would be considered effective as of May 1, 2023. The Note does not bear interest except upon default, and it is payable in 24 equal consecutive monthly installments of $8,333 beginning May 1, 2023, with the final payment due on April 1, 2025. Pursuant to the Security Agreement, the Company’s payment obligations under the Note are secured by a security interest in the Assets granted to Mr. Breese. The Company recorded $56,363 of loan cost as a debt discount and will be amortized over the life of the note. During the nine months ended September 30, 2025, the Company repaid $25,000 in principal and amortized $9,021 of debt discount related to this note. As of September 30, 2025, the loan balance was $0. As of December 31, 2024, the loan balance was $7,646, net of $9,021 of debt discount.

On March 27, 2025, the Company entered into a secured promissory note in the amount up of $1,500,000. The note is secured by the deed of trust on the property and bears interest at 8.5% and is due on March 27, 2032. On March 27, 2030, the rate shall be adjusted to the daily rate reported in the Credit Markets section (or similar section) of The Wall Street Journal as the U.S. “Prime Rate” (“Index”), as announced from time to time, without notice to Maker, plus one percent (1.00%) (the sum being the “Adjusted Rate”); provided that in no event shall the Rate or Adjusted Rate exceed the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law. Monthly payments of accrued and unpaid interest shall commence on April 27, 2025, and continue on the same date of each succeeding calendar month through and including March 27, 2032. The Company recorded $76,990 of loan cost as a debt discount and will be amortized over the life of the note. During the nine months ended September 30, 2025, the Company received $1,400,199 in cash proceeds related to this note. During the nine months ended September 30, 2025, the Company capitalized $41,929 of loan costs related to this note. As of September 30, 2025, the loan balance was $1,405,395, net of $71,795 of debt discount.

As of September 30, 2025, the secured notes payable balance was $5,909,205, consisting of long term notes payable of $5,909,205 and current portion of notes payable of $0. As of December 31, 2024, the secured notes payable balance was $3,478,100, consisting of long term notes payable of $3,461,433 and current portion of notes payable of $16,667.

NOTE 6 – ACCRUED EXPENSES

The Company had total accrued expenses of $320,568 and $351,850 as of September 30, 2025, and December 31, 2024, respectively. See breakdown below of accrued expenses:

	September 30, 2025	December 31, 2024
Credit cards payable	$79,369	$96,420
Accrued interest	118,450	106,463
Other accrued expenses	122,749	148,967
Total accrued expenses	$320,568	$351,850

NOTE 7 – RELATED PARTY TRANSACTIONS

The majority shareholder, director and officer, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas facility to the Company. The monthly lease payment, under a month-to-month lease, is currently $6,500. The Company incurred lease expense, including equipment rental expense of $74,282 and $65,250 to M & M for the nine months ended September 30, 2025, and 2024, respectively.

F-30

NOTE 8 – STOCKHOLDERS’ EQUITY

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock and 80,000,000 shares of preferred stock, $0.001 par value per share. There were 157,363,671 and 156,637,143 outstanding shares of common stock at September 30, 2025, and December 31, 2024, respectively. There were 2,000,000 outstanding shares of preferred stock as of September 30, 2025, and December 31, 2024, respectively. Each share of preferred stock has 100 votes per share and is convertible into 10 shares of common stock. The preferred stock pays dividends equal with common stock and has preferential liquidation rights to common stockholders.

On April 27, 2023, the Company entered into an Independent Consulting Agreement with Mr. Breese, pursuant to which (i) Mr. Breese would provide embroidery industry consulting and sales services to the company for an initial term of two years, and (ii) Mr. Breese would be paid 20% sales commissions and $100,000 of Company stock, valued as of May 1, 2023, which totaled 2,585,000 shares of common stock. Pursuant to the agreement, Mr. Breese may not sell the Stock for a period of one hundred eighty calendar days from the effective date. On October 24, 2023, the Company accrued an additional 491,923 shares with a fair value of $15,988, which was recorded in stock payable. On May 28, 2025, the Company issued 491,923 common shares to Mr. Breese related to the Independent Consulting Agreement and an additional 234,605 common shares with a fair value of $10,792 for services provided to the Company.

NOTE 9 – CONCENTRATION OF CUSTOMERS

Concentration of Revenue

For the nine months ended September 30, 2025 and 2024, no customer made up over 10% of revenues.

Concentration of accounts receivable

One customer accounted for 23% or more of accounts receivable as of September 30, 2025 and no customer accounted for 10% or more of accounts receivable December 31, 2024.

NOTE 10 – LEASE LIABILITY

Operating Leases

The Company leases office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Leases with initial terms in excess of 12 months are recorded as operating or financing leases in our consolidated balance sheet. Lease expense is recognized on a straight-line basis over the term of the lease. For leases beginning in 2018 and later, the Company accounts for lease components separately from the non-lease components. Most leases include one or more options to renew. The exercise of the lease renewal options is at the sole discretion of the Company. The depreciable life of the assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company leases approximately 18,000 square feet of space in Haltom City, Texas, pursuant to a month-to-month lease. This facility serves as our corporate headquarters, manufacturing facility and showroom. The lease is with M & M Real Estate, Inc. (“M & M”), a company owned solely by our majority shareholder and director of the Company.

On October 28, 2022, the Company entered into an operating lease that expires June 30, 2024. In June 2024, the Company extended the lease to December 31, 2024. The operating lease results in the recognition of ROU asset and lease liability on the balance sheet. ROU asset and operating lease liability are recognized based on the present value of lease payments over the lease terms of the commencement date. Because the leases do not provide an explicit or implicit rate of return, the Company determines incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments on an individual lease basis. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, which is 5.50%. The Company’s lease does not contain any material restrictive covenants. As of December 31, 2024, the lease expired.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of this Form 10-Q and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosures in the notes thereto.

F-31